Exhibit 24
April 23, 2009
Securities & Exchange Commission
Filer Support Branch
100 F Street, NE
Washington, D.C. 20549-0609
Dear Sir/Madam:
I, Leonid Mezhvinsky, hereby authorize Ms. Linda Clements and/or Messrs. Clarence Granger and/or Marty Estkowski of Ultra Clean Holdings, Inc. to submit Section 16 forms, including Forms 3, 4 and 5, and any amendments on my behalf and to act as agent for purposes of the filing of said forms.
Thank you for your assistance in this matter.
Best regards,
/s/ Leonid Mezhvinsky
Leonid Mezhvinsky